Exhibit 4.914

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12
OF THE SECURITIES EXCHANGE ACT OF 1934

DESCRIPTION OF OUR CAPITAL STOCK

The following description is based on relevant portions of the Maryland General Corporation Law and on our charter and bylaws. This summary is not necessarily complete, and we refer you to the Maryland General Corporation Law and our charter (including the articles supplementary designating the terms of a class or series of preferred stock) and bylaws for a more detailed description of the provisions summarized below.

Capital Stock

Our authorized capital stock consists of 2,000,000,000 shares of stock, par value $0.001 per share, all of which is initially classified as common stock. Our common stock is traded on the NASDAQ Global Select Market under the symbol “PSEC.” Our Board of Directors has reclassified 120,000,000 authorized but unissued shares of common stock into shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), classified and designated as “Convertible Preferred Stock. The Board has designated the following series of Convertible Preferred Stock:

•	40,000,000 shares of a series of preferred stock, designated as “Convertible Preferred Stock, Series A”, par value $0.001 per share (the “Series A Shares”);

•	40,000,000 shares of a series of preferred stock, designated as “Convertible Preferred Stock, Series M1”, par value $0.001 per share (the “Series M1 Shares”); and

•
40,000,000 shares of a series of preferred stock, designated as “Convertible Preferred Stock, Series M2”, par value $0.001 per share, (the “Series M2 Shares” and, together with the Series M1 Shares, the “M Shares”).

Our shares of Preferred Stock are not listed for trading on any national securities exchange but we may apply to have any such shares listed for trading on a national securities exchange in the future. If a series of Preferred Stock is listed for trading on a national securities exchange, we intend to reclassify all series of Preferred Stock with a common dividend rate that are listed on an exchange into a single series.

There are no outstanding options or warrants to purchase our stock. No stock has been authorized for issuance under any equity compensation plans. Under Maryland law, our stockholders generally are not personally liable for our debts or obligations.

Under our charter, our Board of Directors is authorized to classify and reclassify any unissued shares of stock into other classes or series of stock, and to authorize the issuance of such shares, without obtaining stockholder approval. Our Board of Directors will only take such actions in accordance with Section 18 as modified by Section 61 of the 1940 Act. The 1940 Act limits business development companies to only one class or series of common stock and only one class of preferred stock. As permitted by the Maryland General Corporation Law, our charter provides that the Board of Directors, without any action by our stockholders, may amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

Common Stock

All shares of our common stock have equal rights as to earnings, assets, dividends and voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our Board of Directors and declared by us out of funds legally available therefor. Shares of our common stock have no preemptive, conversion or redemption rights and are freely transferable, except where their transfer is restricted by U.S. federal and state securities laws or by contract. In the event of a liquidation, dissolution or winding up of us, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that prior to the issuance of preferred stock holders of a majority of the outstanding shares of common stock will elect all of our directors, and holders of less than a majority of such shares will be unable to elect any director.

Preferred Stock

Our charter authorizes our Board of Directors to classify and reclassify any unissued shares of stock into other classes or series of stock, including preferred stock. Prior to issuance of shares of each class or series, the Board of Directors is required by Maryland law and by our charter to set the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. You should note, however, that any issuance of preferred stock must comply with the requirements of the 1940 Act. The 1940 Act requires, among other things, that (1) immediately after issuance and before any dividend or other distribution (other than in shares of stock) is made with respect to our common stock and before any purchase of common stock is made, such preferred stock together with all other senior securities must not exceed an amount equal to 50% of our total assets after deducting the amount of such dividend, distribution or purchase price, as the case may be, and (2) the holders of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if dividends on such preferred stock become in arrears by two years or more until all arrears are cured. Certain matters under the 1940 Act require the separate vote of the holders of any issued and outstanding preferred stock. For example, holders of preferred stock would vote separately from the holders of common stock on a proposal to operate other than as an investment company. We believe that the availability for issuance of preferred stock will provide us with increased flexibility in structuring future financings and acquisitions.

Provisions Of The Maryland General Corporation Law And Our Charter And Bylaws

Anti-takeover Effect

The Maryland General Corporation Law and our charter and bylaws contain provisions that could make it more difficult for a potential acquiror to acquire us by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our Board of Directors. These provisions could have the effect of depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging a third party from seeking to obtain control of us. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Control Share Acquisitions

The Maryland General Corporation Law under the Maryland Control Share Acquisition Act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by the affirmative vote of holders of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,

•	one-third or more but less than a majority, or

•	a majority or more of all voting power.

The requisite stockholder approval must be obtained each time an acquiror crosses one of the thresholds of voting power set forth above. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the Board of Directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations, including, as provided in our bylaws, compliance with the 1940 Act. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The Maryland Control Share Acquisition Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the Maryland Control Share Acquisition Act any and all acquisitions by any person of our shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s shares; or

•
an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under this statute if the Board of Directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the Board of Directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the Board of Directors.

After the five-year prohibition, any such business combination must be recommended by the Board of Directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•
two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute provides various exemptions from its provisions, including for business combinations that are exempted by the Board of Directors before the time that the interested stockholder becomes an interested stockholder. Our Board of Directors has adopted a resolution that any business combination between us and any other person is exempted from the provisions of the Maryland Business Combination Act, provided that the business combination is first approved by the Board of Directors, including a majority of the directors who are not interested persons as defined in the 1940 Act. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or the Board of Directors does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Conflicts with 1940 Act

Our bylaws provide that, if and to the extent that any provision of the Maryland General Corporation Law, including the Maryland Control Share Acquisition Act (if we amend our bylaws to be subject to such Act) and the Maryland Business Combination Act, or any provision of our charter or bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.

Classified Board of Directors

Our Board of Directors is divided into three classes of directors serving classified three-year terms. The current terms of the first, second and third classes will expire at the annual meeting of stockholders held in 2020, 2021 and 2022, respectively, and in each case, until their successors are duly elected and qualify. Each year one class of directors will be elected to the Board of Directors by the stockholders to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until his or her successor is duly elected and qualifies. A classified board may render a change in control of us or removal of our incumbent management more difficult. We believe, however, that the longer time required to elect a majority of a classified Board of Directors will help to ensure the continuity and stability of our management and policies.

Election of Directors

Our charter and bylaws provide that the affirmative vote of the holders of a majority of the outstanding shares of stock entitled to vote in the election of directors will be required to elect a director. Under the charter, our Board of Directors may amend the bylaws to alter the vote required to elect directors.

Number of Directors; Vacancies; Removal

Our charter provides that the number of directors will be set only by the Board of Directors in accordance with our bylaws. Our bylaws provide that a majority of our entire Board of Directors may at any time increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than three nor more than eight. Our charter provides that, pursuant to an election to be subject to the provision of Subtitle 8 of Title 3 of the Maryland General Corporation Law regarding the filling of vacancies on the Board of Directors, except as may be provided by the Board of Directors in setting the terms of any class or series of preferred stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies, subject to any applicable requirements of the 1940 Act.

Our charter provides that a director may be removed only for cause, as defined in our charter, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors.

Action by Stockholders

The Maryland General Corporation Law provides that stockholder action can be taken only at an annual or special meeting of stockholders or (unless the charter provides for stockholder action by less than unanimous written consent, which our charter does not) by unanimous written consent in lieu of a meeting. These provisions, combined with the requirements of our bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of the Board of Directors or (3) by a stockholder who was a stockholder of record both at the time of provision of notice and at the annual meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to the Board of Directors at a special meeting may be made only (1) by or at the direction of the Board of Directors or (2) provided that the Board of Directors has determined that directors will be elected at the meeting, by a stockholder who was a stockholder of record both at the time of provision of notice and at the special meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our Board of Directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our Board of Directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Calling of Special Meetings of Stockholders

Our bylaws provide that special meetings of stockholders may be called by the chairman of the Board, our Board of Directors and certain of our officers. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders will be called by the secretary of the corporation upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter generally provides for approval of charter amendments and extraordinary transactions if declared advisable by the Board and approved by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter.

Our charter also provides that certain charter amendments and any proposal for our conversion, whether by merger or otherwise, from a closed-end company to an open-end company, any proposal for our liquidation or dissolution or certain amendments to Article IV and Article V of our charter requires the approval of the stockholders entitled to cast at least 80 percent of the votes entitled to be cast on such matter. However, if such amendment or proposal is approved by at least two-thirds of our continuing directors (in addition to approval by our Board of Directors), such amendment or proposal may be approved by a majority of the votes entitled to be cast on such a matter. The “continuing directors” are defined in our charter as our current directors as well as those directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of the continuing directors then on the Board of Directors.

Our charter and bylaws provide that the Board of Directors will have the exclusive power to make, alter, amend or repeal any provision of our bylaws.

No Appraisal Rights

Except with respect to appraisal rights arising in connection with the Maryland Control Share Acquisition Act discussed above, as permitted by the Maryland General Corporation Law, our charter provides that stockholders will not be entitled to exercise appraisal rights.

DESCRIPTION OF OUR DEBT SECURITIES

The following description of our 6.25% Notes due 2024 (the “2024 Notes”), 6.25% Notes due 2028 (the “2028 Notes”) and 6.875% Notes due 2029 (the “2029 Notes” and, together with the 2024 Notes and the 2028 Notes, the “Notes”) is a summary only. This summary is not complete and is qualified in its entirety by reference to the Indenture, as of February 16, 2012, as amended by that certain Agreement of Resignation, Appointment and Acceptance, dated March 12, 2012, by and among the Company, U.S. Bank National Association, as trustee, and American Stock Transfer & Trust Company, LLC, as supplemented by one or more supplemental indentures, including as supplemented by Supplemental Indenture, dated as of December 10, 2015, between the Company and the trustee (as supplemented, the “2024 Notes Indenture”), in the case of the 2024 Notes, as supplemented by Supplemental Indenture, dated as of June 7, 2018, between the Company and the trustee (as supplemented, the “2028 Notes Indenture”), in the case of the 2028 Notes, and by reference to the Indenture, dated as of December 5, 2018, between the Company and the trustee (as supplemented, the “2029 Notes Indenture” and, together with the 2024 Notes Indenture and the 2028 Notes Indenture, the “Indentures,” and each, an “Indenture”), in the case of the 2029 Notes. The Indentures are filed as exhibits to this Annual Report on Form 10-K. We urge you to read the Indentures (including the forms of global note contained therein), because the Indentures, and not this description, define your rights as a holder of the Notes.

Unless otherwise indicated, the description provided herein applies to each of the 2024 Notes, the 2028 Notes and the 2029 Notes.

Brief Description of the Notes

The Notes:

•	were initially limited to:

◦	for 2024 Notes: $150.0 million aggregate principal amount ($172.5 million if the option is exercised in full);

◦	for 2028 Notes and 2029 Notes: $50,000,000 aggregate principal amount ($57,500,000 if the option is exercised in full);

•
bear interest at a rate of 6.25% per year with respect to the 2024 Notes and 2028 Notes and 6.875% per year with respect to the 2029 Notes, payable every March 15, June 15, September 15 and December 15, in each case having a record date of March 1, June 1, September 1, and December 1, and with respect to the 2029 Notes, subject to adjustment, if applicable, as described below under “-Interest Rate Adjustment”;

•	are issued in minimum denominations of $25 and integral multiples of $25 in excess thereof;

•	may be redeemed in whole or in part at any time or from time to time at our option:

◦	on or after December 15, 2018 with respect to the 2024 Notes, upon not less than 30 days nor more than 60 days’ written notice by mail prior to the date fixed for redemption thereof,

◦	on or after June 15, 2021 with respect to the 2028 Notes, upon not less than 30 days nor more than 90 days’ written notice by mail prior to the date fixed for redemption thereof, and

◦	on or after December 15, 2021 with respect to the 2029 Notes, upon not less than 30 days nor more than 90 days’ written notice by mail prior to the date fixed for redemption thereof, at a redemption price of 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to the date of redemption. See the description under “-Optional Redemption” below;

•
are our general unsecured obligations, ranking equally with all of our other unsecured indebtedness (including, but not limited to, our Unsecured Notes) and senior in right of payment to any of our subordinated indebtedness, effectively subordinated in right of payment to our existing and future secured indebtedness and structurally subordinated to all existing and future debt of our subsidiaries;

•
are subject to repurchase by us at your option if a fundamental change occurs, at a cash repurchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest (including additional interest, if any) to, but not including, the repurchase date;

•	are listed on The New York Stock Exchange and trade under the following symbols:

◦	"PBB" for the 2024 Notes;

◦	"PBY" for the 2028 Notes; and

◦	"PBC" for the 2029 Notes; and

•	are due:

◦	for the 2024 Notes: June 15, 2024;

◦	for the 2028 Notes: June 15, 2028; and

◦	for the 2029 Notes: June 15, 2029.

Neither we nor our subsidiaries will be subject to any financial covenants under the Indenture. In addition, neither we nor our subsidiaries will be restricted under the Indenture from paying dividends, incurring debt or issuing or repurchasing our securities. You are not afforded protection under the Indenture in the event of a highly leveraged transaction or a change in control of us, except to the extent described below under “-Purchase of Notes by Us for Cash at the Option of Holders upon a Fundamental Change.”

No sinking fund is provided for the Notes and the Notes will be subject to defeasance.

The Notes will be represented by global securities that will be deposited and registered in the name of DTC or its nominee. This means that, except in limited circumstances, you will not receive certificates for the Notes. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Notes through either DTC, if they are a participant, or indirectly through organizations which are participants in DTC.

Interest Rate Adjustment (Applicable Only to 2029 Notes)

The interest rate payable on the 2029 Notes will be subject to adjustment from time to time if an Interest Rate Adjustment Triggering Event occurs or, if following an Interest Rate Adjustment Triggering Event, S&P (or, if applicable, any Substitute Rating Agency (as defined below)) subsequently upgrades the debt rating assigned to the 2029 Notes, in each case in the manner described below.

If at any time (i) S&P, is not providing a rating on the 2029 Notes and (ii) we obtain or continue to have a rating on the 2029 Notes from Fitch Ratings Inc. (“Fitch”) or Moody’s Corporation (“Moody’s”), Fitch or Moody’s, as applicable, will be a “Substitute Rating Agency.”

If an Interest Rate Adjustment Triggering Event occurs in relation to the 2029 Notes, the interest rate on the 2029 Notes will increase from the interest rate set forth on the cover of the prospectus supplement relating to the offer of the 2029 Notes by 0.50%. If S&P (or, if applicable, any Substitute Rating Agency) at any time subsequently increases its rating on the 2029 Notes to “BBB-” or higher (or the equivalent ratings of any Substitute Rating Agency) after S&P (or, if applicable, any Substitute Rating Agency) previously lowered the rating on the 2029 Notes to “BB+” or lower (or the equivalent ratings of any Substitute Rating Agency), the interest rate on the 2029 Notes will be decreased such that the interest rate on the 2029 Notes equals the interest rate set forth on the cover page of such prospectus supplement. In no event will (i) the interest rate on the 2029 Notes be reduced to below the interest rate set forth on the cover page of such prospectus supplement or (ii) the total increase in the interest rate on the 2029 Notes exceed 0.50% above the interest rate set forth on the cover page of such prospectus supplement.

Any interest rate increase or decrease, as described above, will take effect on the first day of the interest period commencing after the date on which (i) an Interest Rate Adjustment Triggering Event has occurred or (ii) S&P (or, if applicable, any Substitute Rating Agency) at any time subsequently increases its rating on the 2029 Notes to “BBB-” or higher (or the equivalent ratings of any Substitute Rating Agency) as described above. If S&P (or, if applicable, any Substitute Rating Agency) changes its rating on the 2029 Notes (including by withdrawal of its rating at the Company’s request) more than once during any particular interest period, the last such change by S&P (or, if applicable, any Substitute Rating Agency) to occur will control for purposes of any increase or decrease in the interest rate with respect to the 2029 Notes. An interest period is the period commencing on an interest payment date and ending on the day preceding the next following interest payment date, provided that first interest period will commence on the day the 2029 Notes are delivered and will end on the day preceding the next following interest payment date.

If the interest rate on the 2029 Notes is increased as described above, the term “interest,” as used with respect to the 2029 Notes, will be deemed to include any such additional interest, unless the context otherwise requires.

For purposes of the interest rate adjustment provisions relating to the 2029 Notes as set forth in this section, the following terms will be applicable:

“Adjustment Rating Event” means on any day during the Relevant Period (i) the rating on the 2029 Notes is lowered by S&P (or a Substitute Rating Agency) to “BB+” or lower (or the equivalent ratings of any Substitute Rating Agency) or (ii) a Rating Withdrawal Event has occurred; provided, in the case of subsection (i) above that an Adjustment Rating Event shall not be deemed to have occurred in respect of an Asset Coverage Reduction (and, thus, shall not be deemed an Adjustment Rating Event) if S&P (or, if applicable, any Substitute Rating Agency) in connection with its lowering of the rating on the 2029 Notes does not publicly announce or inform the Trustee in writing at its request that the lowering was the result, in whole or in part, of the Asset Coverage Reduction.

“Asset Coverage Reduction” means at any time prior to the maturity of the 2029 Notes, the Company discloses (in accordance with Section 61(a)(2)(A) of the 1940 Act, which may include a filing with the Securities and Exchange Commission or a notice on the Company’s website) its election to reduce its required minimum asset coverage (as defined in the 1940 Act) from 200% to 150%, either pursuant to the approval of such reduction (i) by the Company’s board of directors in accordance with Section 61(a)(2)(D)(i)(I) of the 1940 Act or (ii) by the Company’s stockholders pursuant to Section 61(a)(2)(D)(ii)(II) of the 1940 Act.

“Election Date” means the date on which the Company discloses the Asset Coverage Reduction pursuant to Section 61(a)(2)(A) of the 1940 Act.

“Interest Rate Adjustment Triggering Event” means the occurrence of either (i) both (1) an Asset Coverage Reduction and (2) an Adjustment Rating Event or (ii) a Rating Withdrawal Event at any time followed by an Asset Coverage Reduction.

“Rating Withdrawal Event” means S&P (or, if applicable, any Substitute Rating Agency) withdraws its debt rating assigned to the 2029 Notes at the request of the Company and the Company fails to continue to have or obtain a rating of the 2029 Notes from a Substitute Rating Agency of “BBB-” or higher (or the equivalent ratings of such Substitute Rating Agency).

“Relevant Period” means the period commencing on the Election Date of the Asset Coverage Reduction and ending 60 days following such date, whether or not such date is a business day, provided however, so long as the rating of the 2029 Notes is under publicly announced consideration for a possible downgrade by S&P (or, if applicable, any Substitute Rating Agency), the Relevant Period will be subject to extension until such time that S&P (or, if applicable, any Substitute Rating Agency) has completed its review.

Additional Notes

We may, without the consent of the holders of the Notes, increase the principal amount of the Notes by issuing additional Notes in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional Notes and the original issue date; provided that such differences do not cause the additional Notes to constitute a different class of securities than the Notes for U.S. federal income tax purposes. The Notes and any additional Notes would rank equally and ratably and would be treated as a single class for all purposes under the Indenture. No additional Notes may be issued if any event of default has occurred with respect to the Notes.

Ranking

The Notes will be our general, unsecured obligations and will rank equal in right of payment with all of our existing and future unsecured indebtedness (including, but not limited to, our Unsecured Notes) and senior in right of payment to any of our subordinated indebtedness. As a result, the Notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and structurally subordinated to any existing and future liabilities and other indebtedness of our subsidiaries.

Payment at Maturity

On the maturity date, each holder will be entitled to receive on such date $25 in cash for each $25 in principal amount of Notes, together with accrued and unpaid interest (including additional interest, if any) to, but not including, the maturity date. With respect to the global note, principal and interest (including additional interest, if any) will be paid to DTC in immediately available funds. With respect to any certificated Notes, principal and interest (including additional interest, if any) will be payable at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

Optional Redemption

The Notes may be redeemed in whole or in part at any time or from time to time at our option:

•	with respect to the 2024 Notes, on or after December 15, 2018, upon not less than 30 days nor more than 60 days written notice by mail prior to the date fixed for redemption thereof;

•	with respect to the 2028 Notes, on or after June 15, 2021, upon not less than 30 days nor more than 90 days written notice by mail prior to the date fixed for redemption thereof, and

•	with respect to the 2028 Notes, on or after December 15, 2021, upon not less than 30 days nor more than 90 days written notice by mail prior to the date fixed for redemption thereof,

at a redemption price of 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to the date of redemption.

A holder of the Notes may be prevented from exchanging or transferring the Notes when they are subject to redemption. In case any Notes are to be redeemed in part only, the redemption notice will provide that, upon surrender of such Note, the holder will receive, without a charge, a new Note or Notes of authorized denominations representing the principal amount of the holder’s remaining unredeemed Notes.

Any exercise of our option to redeem the Notes will be done in compliance with 1940 Act, to the extent applicable.

If the Company redeems only some of the Notes, the trustee will determine the method for selection of the particular Notes to be redeemed, in accordance with the 1940 Act and the rules and regulations promulgated thereunder, to the extent applicable. Unless the Company defaults in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes called for redemption.

Purchase of Notes by Us for Cash at the Option of Holders upon a Fundamental Change

If a fundamental change (as defined below) occurs at any time prior to the maturity of the Notes, you will have the right to require us to repurchase, at the repurchase price described below, all or part of your Notes for which you have properly delivered and not withdrawn a written repurchase notice. The Notes submitted for repurchase must be $25 in principal amount or $25 integral multiples in excess thereof.

The repurchase price will be payable in cash and will equal 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest (including additional interest, if any) to, but excluding, the repurchase date. However, if the repurchase date is after a record date and on or prior to the corresponding interest payment date, the interest (including additional interest, if any) will be paid on the repurchase date to the holder of record on the record date.

We may be unable to repurchase your Notes in cash upon a fundamental change. Our ability to repurchase the Notes in cash in the future may be limited by the terms of our then-existing borrowing agreements. In addition, the occurrence of a fundamental change could cause an event of default under the terms of our then-existing borrowing agreements. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash.

A “fundamental change” will be deemed to have occurred upon the occurrence of both (a) a below investment grade ratings event (as defined below) and (b) any of the following events (each such events listed below shall be deemed a “fundamental change event”):

1.
the consummation of any transaction (including, without limitation, any merger or consolidation other than those excluded under clause (3) below) the result of which is that any “person” becomes the “beneficial owner” (as these terms are defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our capital stock that is at the time entitled to vote by the holder thereof in the election of our board of directors (or comparable body);

2.	the adoption of a plan relating to our liquidation or dissolution; or

3.
the consolidation or merger of us with or into any other person, or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries taken as a whole to any “person” (as this term is used in Section 13(d)(3) of the Exchange Act), other than:

•	any transaction that does not result in any reclassification, conversion, exchange or cancellation of all or substantially all of the outstanding shares of our capital stock;

•	any changes resulting from a subdivision or combination or a change solely in par value;

•
any transaction pursuant to which the holders of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock of the continuing or surviving person immediately after giving effect to such transaction entitled to vote generally in elections of directors; or

•
any merger primarily for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity.

For purposes of determining the occurrence of a fundamental change, the term “below investment grade ratings event” means the Notes are downgraded below investment grade (as defined below) by each of the rating agencies (as defined below) on any date from the date of the public notice of an arrangement that results in the occurrence of a fundamental change event until the end of the 60-day period following public notice of the occurrence of a fundamental change event (which period shall be extended so long as any rating of the Notes is under publicly announced consideration for possible downgrade by a rating agency); provided that a downgrade contemplated by this paragraph otherwise arising by virtue of a particular reduction in a rating shall not be deemed to have occurred in respect of a particular fundamental change event (and thus shall not be deemed a downgrade as contemplated by this paragraph for purposes of the definition of fundamental change hereunder) if one of the rating agencies making a reduction in a rating to which this paragraph would otherwise apply does not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable fundamental change event (whether or not the applicable fundamental change event shall have occurred at the time of any downgrade contemplated by this paragraph). “Rating agencies” means Standard & Poor’s Rating Service, a division of McGraw-Hill, Inc., and Kroll Bond Rating Agency, Inc. or any successors thereto and “investment grade” means a rating of BBB- or better by the rating agencies (or if any such rating agency ceases to rate the Notes for reasons outside of the Company’s control, the equivalent investment grade rating from any “nationally recognized statistical rating organization” as defined in Section (3)(a)(62) of the Exchange Act selected by the Company as a replacement for such rating agency).

The definition of “fundamental change” includes a phrase relating to the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase the Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and those of our subsidiaries taken as a whole to another person or group may be uncertain.

On or before the 30th calendar day after the occurrence of a fundamental change, we will provide to all record holders of the Notes on the date of the fundamental change at their addresses shown in the register of the registrar and to beneficial owners to the extent required by applicable law, the trustee and the paying agent, a written notice of the occurrence of the fundamental change and the resulting repurchase right. Such notice shall state, among other things, the event causing the fundamental change and the procedures you must follow to require us to repurchase your Notes.

The repurchase date will be a date specified by us in the notice of a fundamental change that is not less than 20 nor more than 35 calendar days after the date of the notice of a fundamental change.

To exercise your repurchase right, you must deliver, prior to 5:00 p.m., New York City time, on the repurchase date, a written notice to the paying agent of your exercise of your repurchase right (together with the Notes to be repurchased, if certificated Notes have been issued). The repurchase notice must state:

•	if you hold a beneficial interest in a global Note, your repurchase notice must comply with appropriate DTC procedures; if you hold certificated Notes, the Notes certificate numbers;

•	the portion of the principal amount of the Notes to be repurchased, which must be $25 or $25 integral multiples in excess thereof; and

•	that the Notes are to be repurchased by us pursuant to the applicable provisions of the Notes and the Indenture.

You may withdraw your repurchase notice at any time prior to 5:00 p.m., New York City time, on the repurchase date by delivering a written notice of withdrawal to the paying agent. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the Notes listed in the repurchase notice. The withdrawal notice must state:

•	if you hold a beneficial interest in a global Note, your withdrawal notice must comply with appropriate DTC procedures; if you hold certificated Notes, the certificate numbers of the withdrawn Notes;

•	the principal amount of the withdrawn Notes; and

•	the principal amount, if any, which remains subject to the repurchase notice.

Payment of the repurchase price for Notes for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the Notes, together with necessary endorsements, to the paying agent, as the case may be. Payment of the repurchase price for the Notes will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the Notes, as the case may be.

If the paying agent holds on the business day immediately following the repurchase date cash sufficient to pay the repurchase price of the Notes that holders have elected to require us to repurchase, then, as of the repurchase date:

•
the Notes will cease to be outstanding and interest (including additional interest, if any) will cease to accrue, whether or not book-entry transfer of the Notes has been made or the Notes have been delivered to the paying agent, as the case may be; and

•	all other rights of the holders of Notes will terminate, other than the right to receive the repurchase price upon delivery or transfer of the Notes.

In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of the offer to repurchase the Notes;

•	file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the Notes; and

•	comply with all other federal and state securities laws in connection with any offer by us to repurchase the Notes.

This fundamental change repurchase right could discourage a potential acquirer of the Company. However, this fundamental change repurchase feature is not the result of management’s knowledge of any specific effort to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

Our obligation to repurchase the Notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders. We also could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a fundamental change but would increase the amount of our (or our subsidiaries’) outstanding debt. The incurrence of significant amounts of additional debt could adversely affect our ability to service our then existing debt, including the Notes.

Consolidation, Merger and Sale of Assets by the Company

The Indenture will provide that we may not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other person or sell, convey, transfer or lease our property and assets substantially as an entirety to another person, unless:

•
either (a) we are the continuing corporation or (b) the resulting, surviving or transferee person (if other than us) is a corporation or limited liability company organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person assumes, by a supplemental indenture in a form reasonably satisfactory to the trustee, all of our obligations under the Notes and the Indenture;

•	immediately after giving effect to such transaction, no default or event of default has occurred and is continuing; and

•	we have delivered to the trustee certain certificates and opinions of counsel if so requested by the trustee.

In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraph in which the Company is not the continuing corporation, the successor person formed or remaining shall succeed, and be substituted for, and may exercise every right and power of, the Company, and the Company shall be discharged from its obligations, under the Notes and the Indenture.

This covenant includes a phrase relating to the sale, conveyance, transfer and lease of the property and assets of the Company “substantially as an entirety.” There is no precise, established definition of the phrase “substantially as an entirety” under New York law, which governs the Indenture and the Notes, or under the laws of Maryland, the Company’s state of incorporation. Accordingly, the ability of a holder of the Notes to require us to repurchase the Notes as a result of a sale, conveyance, transfer or lease of less than all of the property and assets of the Company may be uncertain.

An assumption by any person of the Company’s obligations under the Notes and the Indenture might be deemed for U.S. federal income tax purposes to be an exchange of the Notes for new Notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Events of Default; Notice and Waiver

In addition to the events of default and the other information with respect to events of default as discussed in the applicable prospectus supplement, the following will be events of default under the Indenture:

•	we fail to pay the repurchase price payable in respect of any Notes when due;

•	we fail to provide notice of the effective date or actual effective date of a fundamental change on a timely basis as required in the Indenture;

•
we fail to perform or observe any other term, covenant or agreement in the Notes or the Indenture for a period of 60 calendar days after written notice of such failure is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding;

•	we fail to pay any additional interest (as discussed below) when such interest becomes due and payable, which failure continues for a period of 30 days;

•
a failure to pay principal when due (whether at stated maturity or otherwise) or an uncured default that results in the acceleration of maturity, of any indebtedness for borrowed money of the Company or any of our “significant subsidiaries,” (which term shall have the meaning specified in Rule 1-02(w) of Regulation S-X), other than subsidiaries that are non-recourse or limited recourse subsidiaries, bankruptcy remote special purpose vehicles and any subsidiaries that are not consolidated with us for GAAP purposes, in an aggregate amount in excess of $50,000,000 (or its foreign currency equivalent), unless such indebtedness is discharged, or such acceleration is rescinded, stayed or annulled, within a period of 30 calendar days after written notice of such failure is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding; or

•	certain events involving our bankruptcy, insolvency or reorganization of the Company.

We are required to notify the trustee promptly upon becoming aware of the occurrence of any default under the Indenture known to us. The trustee is then required within 90 calendar days of being notified by us of the occurrence of any default to give to the registered holders of the Notes notice of all uncured defaults known to it. However, the trustee may withhold notice to the holders of the Notes of any default, except defaults in payment of principal or interest (including additional interest, if any) on the Notes, if the trustee, in good faith, determines that the withholding of such notice is in the interests of the holders. We are also required to deliver to the trustee, on or before a date not more than 120 calendar days after the end of each fiscal year, a written statement as to compliance with the Indenture, including whether or not any default has occurred.

If an event of default specified in the last bullet point listed above occurs and continues, the principal amount of the Notes and accrued and unpaid interest (including additional interest, if any) on the outstanding Notes will automatically become due and payable. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the principal amount of the Notes and accrued and unpaid interest (including additional interest, if any) on the outstanding Notes to be due and payable. Thereupon, the trustee may, in its discretion, proceed to protect and enforce the rights of the holders of the Notes by appropriate judicial proceedings.

After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the Notes outstanding, by written notice to us and the trustee, may rescind and annul such declaration if:

•
we have paid (or deposited with the trustee a sum sufficient to pay) (1) all overdue interest (including additional interest, if any) on all Notes; (2) the principal amount of any Notes that have become due otherwise than by such declaration of acceleration; (3) to the extent that payment of such interest is lawful, interest upon overdue interest (including additional interest, if any); and (4) all sums paid or advanced by the trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel; and

•
all events of default, other than the non-payment of the principal amount and any accrued and unpaid interest (including additional interest, if any) that have become due solely by such declaration of acceleration, have been cured or waived.

Notwithstanding the foregoing and the description in the accompanying prospectus to any applicable prospectus supplement, the Indenture will provide, if we so elect, that the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the Indenture, which are described below under the caption “-Reports,” and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act (which also relates to the provision of reports), will, at our option, for the 365 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the Notes at an annual rate equal to 0.50% of the principal amount of the Notes. In the event we do not elect to pay the additional interest upon an event of default in accordance with this paragraph, the Notes will be subject to acceleration as provided above. The additional interest will accrue on all outstanding Notes from and including the date on which an event of default relating to a failure to comply with the reporting obligations in the Indenture first occurs to but not including the 365th day thereafter (or such earlier date on which the event of default relating to the reporting obligations shall have been cured or waived). On such 365th day (or earlier, if the event of default relating to the reporting obligations is cured or waived prior to such 365th day), such additional interest will cease to accrue and the Notes will be subject to acceleration as provided above if the event of default is continuing. The provisions of the Indenture described in this paragraph will not affect the rights of holders of Notes in the event of the occurrence of any other event of default.

Waiver

The holders of a majority in aggregate principal amount of the Notes outstanding may, on behalf of the holders of all the Notes, waive any past default or event of default under the Indenture and its consequences, except that a holder cannot waive our failure to pay the repurchase price on the repurchase date in connection with a holder exercising its repurchase rights.

Modification

Changes Requiring Approval of Each Affected Holder

The Indenture (including the terms and conditions of the Notes) may not be modified or amended without the written consent or the affirmative vote of the holder of each Note affected by such change to:

•	reduce any amount payable upon repurchase of any Notes;

•
to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of debt securities, as set forth in the Indenture;

•	change our obligation to repurchase any Notes upon a fundamental change in a manner adverse to the rights of the holders; and

•	change our obligation to maintain an office or agency in New York City.

Changes Requiring Majority Approval

The Indenture (including the terms and conditions of the Notes) may be modified or amended, except as described above, with the written consent or affirmative vote of the holders of a majority in aggregate principal amount of the Notes then outstanding.

Changes Requiring No Approval

The Indenture (including the terms and conditions of the Notes) may be modified or amended by us and the trustee, without the consent of the holder of any Notes, to, among other things:

•
provide for our repurchase obligations in connection with a fundamental change in the event of any reclassification of our common stock, merger or consolidation, or sale, conveyance, transfer or lease of our property and assets substantially as an entity;

•	secure the Notes;

•
provide for the assumption of our obligations to the holders of the Notes in the event of a merger or consolidation, or sale, conveyance, transfer or lease of our property and assets substantially as an entirety;

•	surrender any right or power conferred upon us;

•	add to our covenants for the benefit of the holders of the Notes;

•	cure any ambiguity or correct or supplement any inconsistent or otherwise defective provision contained in the Indenture;

•	conform the provisions of the Indenture to the description of the Notes contained in the applicable prospectus supplement;

•
make any provision with respect to matters or questions arising under the Indenture that we may deem necessary or desirable and that shall not be inconsistent with provisions of the Indenture; provided that such change or modification does not, in the good faith opinion of our board of directors, adversely affect the interests of the holders of the Notes in any material respect;

•	add guarantees of obligations under the Notes; and

•	provide for a successor trustee.

Other

The consent of the holders of Notes is not necessary under the Indenture to approve the particular form of any proposed modification or amendment. It is sufficient if such consent approves the substance of the proposed modification or amendment. After a modification or amendment under the Indenture becomes effective, we are required to mail to the holders a notice briefly describing such modification or amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the modification or amendment.

Notes Not Entitled to Consent

Any Notes held by us or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us shall be disregarded (from both the numerator and the denominator) for purposes of determining whether the holders of the requisite aggregate principal amount of the outstanding Notes have consented to a modification, amendment or waiver of the terms of the Indenture.

Reports

We shall deliver to the trustee, within 30 days after filing with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act; provided, that any such information, documents or reports filed electronically with the SEC pursuant to Section 13 or 15(d) of the Exchange Act shall be deemed filed with and delivered to the trustee and the holders at the same time as filed with the SEC.

If, at any time, we are not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the SEC, we agree to furnish to holders of the Notes and the Trustee, for the period of time during which the Notes are outstanding, our audited annual consolidated financial statements, within 90 days of our fiscal year end, and unaudited interim consolidated financial statements, within 45 days of our fiscal quarter end. All such financial statements will be prepared, in all material respects, in accordance with applicable United States generally accepted accounting principles.

Other Covenants

We agree that for the period of time during which the Notes are outstanding, we will not violate Section 18(a)(1)(A) as modified by Section 61(a) of the 1940 Act or any successor provisions. These provisions generally prohibit us from incurring additional borrowings, including through the issuance of additional securities, unless our asset coverage, as defined in the 1940 Act, equals at least 150% after such borrowings.

Satisfaction and Discharge

The Indenture shall upon the written request or order signed in the name of the Company, or the “Company Request,” cease to be of further effect with respect to any series of Notes specified in such Company Request (except as to any surviving rights of registration of transfer or exchange of Notes of such series expressly provided in the Indenture, any surviving rights of tender for repayment at the option of the holders and any right to receive additional amounts, as provided in the Indenture), and the trustee, upon receipt of a company order, and at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of the Indenture as to such series when:

(1)	either:

(A)
all Notes of such series theretofore authenticated and delivered and all coupons, if any, appertaining thereto (other than (i) coupons appertaining to bearer securities surrendered for exchange for registered securities and maturing after such exchange, whose surrender is not required or has been waived as provided in the Indenture, (ii) Notes and coupons of such series which have been destroyed, lost or stolen and which have been replaced or paid as provided in the Indenture, (iii) coupons appertaining to the Notes called for redemption and maturing after the relevant redemption date, whose surrender has been waived as provided in the Indenture, and (iv) Notes and coupons of such series for whose payment money has theretofore been deposited in trust with the trustee or any paying agent or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust), as provided in the Indenture have been delivered to the trustee for cancellation; or

(B)	all Notes of such series and, in the case of (i) or (ii) below, any coupons appertaining thereto not theretofore delivered to the Trustee for cancellation

(i)	have become due and payable, or

(ii)	will become due and payable at their stated maturity within one year, or

(iii)
if redeemable at the option of the Company, are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Company, and the Company, in the case of (i), (ii) or (iii) above, has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust for such purpose, solely for the benefit of the holders, an amount in the currency in which the Notes of such series are payable, sufficient to pay and discharge the entire indebtedness on such Notes and such coupons not theretofore delivered to the trustee for cancellation, for principal (and premium, if any) and interest, if any, to the date of such deposit (in the case of Notes which have become due and payable) or to the stated maturity or redemption date, as the case may be;

(2)	the Company has irrevocably paid or caused to be irrevocably paid all other sums payable under the Indenture by the Company; and

(3)
the Company has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent in the Indenture provided for relating to the satisfaction and discharge of the Indenture as to such series have been complied with.

Notwithstanding the satisfaction and discharge of the Indenture, the obligations of the Company to the trustee and any predecessor trustee under the Indenture, the obligations of the Company to any authenticating agent under the Indenture and, if money shall have been deposited with the Trustee pursuant to subclause (B) of clause (1), the obligations of the trustee for application of the funds and the Notes deposited with the trustee and held in trust for payment shall survive any termination of the Indenture.

Governing Law

The Notes and the Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Form, Denomination and Registration

The Notes will be issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $25 principal amount and integral multiples of $25.